Exhibit 99

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:	James W. Everson	Randall M. Greenwood
	Chairman, President and CEO	Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 6120	(740) 633-0445 Ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:    11:00 AM October 24, 2012

Subject:	United Bancorp, Inc. Reports Earnings of $1.942 Million for the Nine Months Ended September 30, 2012

MARTINS FERRY, OHIO ¿¿¿ United Bancorp, Inc. (NASDAQ: UBCP), headquartered in Martins Ferry, Ohio reported net earnings of $1,942,000 for the nine months ended September 30, 2012 compared to $2,291,000 for the nine months ended September 30, 2011. On a per share basis, the Company’s diluted earnings were down 15.22% at $0.39 for the nine months ended September 30, 2012 as compared to $0.46 for the nine months ended September 30, 2011. For the three months ended September 30, 2012 the Company reported net earnings of $450,000, compared to $801,000 for the three months ended September 30, 2011. On a per share basis, the Company’s diluted earnings were down 43.8% at $0.09 for the three months ended September 30, 2012 as compared to $0.16 for the three months ended September 30, 2011.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “The Company’s earnings for the nine months ended September 30, 2012 generated an annualized 0.61% return on average assets (“ROA”) and a 7.10% return on average equity (“ROE”) compared to 0.72% ROA and 8.39% ROE for the nine months ended September 30, 2011. Comparing the nine months ended September 30, 2012 to 2011, the Company’s net interest margin was 3.90% compared to 4.25%, a decrease of 35 basis points. This decrease in the margin resulted in an $815,000 drop in net interest income. Implementation of the government mandated regulations from the Dodd-Frank Act regarding our Courtesy Overdraft Program caused a reduction in customer service fees of approximately $170,000. This was offset by an increase in other service fees which resulted in a net reduction of $66,000 in service fee income for the nine months ended September 30, 2012. During this same period, the Company did not have the substantial gains that it had the previous year resulting from receiving a $100,000 BOLI benefit in excess of its surrender value and by recognizing a gain on sale of securities of $370,000 through liquidating its government sponsored mortgage–backed securities portfolio to take advantage of the favorable rate environment on these short term investments. The Company’s 2012 earnings were positively impacted by a period over period decrease of $775,000 in its provision for loan losses. This decrease in the provision for loan losses is directly attributed to the overall improvement in the credit quality of the loan portfolio. Net loans of $916,000 were charged off during the nine months ended September 30, 2012, a decrease of $305,000 from the prior year period. A single out of area loan relationship accounted for $755,000 of the net loan amount charged off. Excluding this individual loan loss, the net loan amounts charged off for the current nine month period were $161,000. Other real estate owned decreased $256,000 from September 30, 2011 to September 30, 2012 and nonaccrual loans to total loans decreased by 29 basis points or $702,000, going from 1.53% in 2011 to 1.24%. These improving trends relating to credit quality are very positive considering that the present level of nonaccrual loans to total loans is nearly half of that of our peer group. Another area trending in a positive direction is core funding. Total deposits increased $46.3 million from December 31, 2011 to September 30, 2012 with most of this growth occurring in low cost funding. As a result of the booming activity of the oil and gas industry within our market areas, the Company has experienced a higher than normal influx of funds. Some of these funds may be temporary in nature and it is projected that a portion of these funds will flow back out of the Company within the next three to six months. These deposit fluctuations are closely monitored and are incorporated into our monthly asset/liability and funds management strategy. Also, in order to capitalize on its opportunities, the Company has implemented a marketing strategy within the past three months focusing on attracting a larger percentage of low cost funding at each of its banking locations, while continuing to allow higher cost term funding to flow out. This will help lower the cost of funding in future periods. The Company has a significant present liquid position in cash-type investments which can be leveraged in future periods at higher yields if market conditions improve. Each of these opportunities has the potential to lead to higher levels of profitability.”

James W. Everson, Chairman, President & CEO stated, “What we are seeing at present is the culmination of the monetary and regulatory burdens that have been placed upon us over the course of the last few years. Our weak economic recovery, the continuation of a zero rate monetary policy and the cumulative impact of the regulatory policies reducing our fee income opportunities and increasing our compliance expense collectively have led to our earnings performance being significantly impacted within these past nine months. The Federal Reserve’s explicit extension of its quest to keep interest rates at exceedingly low levels for the next three years may further erode our interest margin as higher yielding securities are called or mature and are replaced with lower yielding investment opportunities in this lackluster economy. Not wanting to take undue interest rate risk, we are keeping our liquidity in short term low yielding funds as Cash and due from the Federal Reserve Bank which has increased during the past nine months 552% to $102 million. With a 25 basis point return, this has impacted our third quarter earnings. Until we have a clearer vision of our government’s direction, we are being careful at this point in time not to take a lot of interest rate risk by stretching maturities for higher yields. Our original budget forecast did not anticipate the continuation of this zero-based monetary policy. On this basis, we continued to reward our shareholders with a high yielding dividend payment until this past quarter when we reduced our cash dividend payment by 50%. This action was taken with much consideration after it became apparent there would not be a normalization of interest rates as originally anticipated due to continuing changes in the policy of the Federal Reserve.” Everson concluded, “We are not taking market risk by extending investment maturities for return until we gain a better understanding of our economy’s direction. For now we continue to aggressively and selectively make loans in the markets that we serve and consider this to be our only prudent and viable opportunity to generate an acceptable yield on our funds. We are pleased to report that gross loans are up $7.4 million, or 2.7%, during the past nine months with continued improvement in the credit quality of our loan portfolio.”

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio with total assets of approximately $460.3 million and total shareholder’s equity of approximately $36.5 million as of September 30, 2012. Through its single bank charter with its twenty banking offices and an operations center, The Citizens Savings Bank through its Community Bank Division serves the Ohio Counties of Athens, Fairfield and Hocking and through its Citizens Bank Division serves Belmont, Carroll, Harrison, Jefferson and Tuscarawas. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on The NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

United Bancorp, Inc. (UBCP) For the Three Months Ended September 30,	%
2012	2011	Change
Earnings
Total interest income	$4,547,766	$5,072,170	-10.34%
Total interest expense	952,336	1,141,281	-16.56%

Net interest income	3,595,430	3,930,889	-8.53%
Provision for loan losses	267,734	401,719	-33.35%
Net interest income after provision for loan losses	3,327,696	3,529,170	-5.71%
Service charges on deposit accounts	499,578	559,539	-10.72%
Net realized gains on sale of loans	5,129	32,949	-84.43%
Net realized (loss) gain on sales of other real estate and repossessions	—	(5,760)	-100.00%
Other noninterest income	218,065	245,717	-11.25%
Total noninterest income	722,772	832,445	-13.17%
FDIC Insurance Premiums	72,294	32,471	122.64%
Provision for losses on impairment of foreclosed real estate	25,670	—	N/A
Other noninterest expense
(Excluding FDIC Insurance Premiums and provision for losses on impairment of foreclosed real estate)	3,383,618	3,267,768	3.55%
Total noniterest expense	3,481,582	3,300,239	5.49%
Income tax expense	118,428	260,320	-54.51%

Net income	$450,458	$801,056	-43.77%
Per share
Earnings per common share - Basic	$0.09	$0.16	-43.75%
Earnings per common share - Diluted	0.09	0.16	-43.75%
Cash Dividends paid	0.07	0.14	-50.00%
Shares Outstanding
Average - Basic	4,784,815	4,775,728	—
Average - Diluted	4,854,641	4,822,160	—

For the Nine Months Ended September 30,	%
2012	2011	Change
Earnings
Total interest income	$13,868,615	$15,321,810	-9.48%
Total interest expense	2,978,122	3,616,617	-17.65%

Net interest income	10,890,493	11,705,193	-6.96%
Provision for loan losses	768,773	1,543,694	-50.20%
Net interest income after provision for loan losses	10,121,720	10,161,499	-0.39%
Service charges on deposit accounts	1,516,029	1,582,455	-4.20%
Net realized gains of sales on securities	—	370,145	-100.00%
Net realized gains on sale of loans	14,476	75,518	-80.83%
BOLI Benefit in excess of surrender value	—	100,000	N/A
Net realized (loss) gains on sale of other real estate and repossessions	(5,797)	(10,679)	-45.72%
Other noninterest income	615,930	673,873	-8.60%
Total noninterest income	2,140,638	2,791,312	-23.31%
FDIC Insurance Premiums	214,637	239,522	-10.39%
Provision for losses on impairment of foreclosed real estate	77,830	48,784	59.54%
Other noninterest expense
(Excluding FDIC Insurance Premiums and provision for losses on impairment of foreclosed real estate)	9,603,975	9,779,188	-1.79%
Total noninterst expense	9,896,442	10,067,494	-1.70%
Income tax expense	423,120	594,016	-28.77%

Net income	1,942,796	2,291,301	-15.21%
Per share
Earnings per common share - Basic	$0.39	$0.47	-17.02%
Earnings per common share - Diluted	0.39	0.46	-15.22%
Cash Dividends paid	0.35	0.42	-16.67%
Book value (end of period)	7.62	7.68	-0.78%
Shares Outstanding
Average - Basic	4,778,577	4,760,297	—
Average - Diluted	4,849,179	4,800,550	—
At quarter end
Total assets	$460,316,292	$414,089,924	11.16%
Total assets (average)	425,007,000	427,210,000	-0.52%
Other real estate and repossessions	1,957,713	2,214,123	-11.58%
Gross loans	286,321,915	278,917,103	2.65%
Allowance for loan losses	2,773,345	3,061,116	-9.40%
Net loans	283,548,570	275,855,987	2.79%
Net loans charged off	916,469	1,221,314	-24.96%
Non-accrual loans	3,560,461	4,262,461	-16.47%
Average loans	280,493,000	277,966,000	0.91%
Cash and due from Federal Reserve Bank	102,236,090	19,083,884	435.72%
Securities and other required stock	46,921,113	91,728,018	-48.85%
Total deposits	369,984,752	323,679,124	14.31%
Non interest bearing demand	87,823,633	26,159,460	235.72%
Interest bearing demand	107,578,495	108,458,391	-0.81%
Savings	66,551,223	55,566,668	19.77%
Time	108,031,401	133,494,605	-19.07%
Repurchase Agreements	13,706,427	9,968,869	37.49%
Advances from the Federal Home Loan Bank	32,624,704	33,056,873	-1.31%
Shareholders’ equity	36,520,361	36,641,395	-0.33%
Shareholders’ equity (average)	36,501,638	36,395,000	0.29%
Stock data
Market value - last close (end of period)	$7.10	$8.62	-17.63%
Dividend payout ratio	89.74%	91.30%	-1.70%
Price earnings ratio	14.79	x	13.90	x	6.39%
Key performance ratios
Return on average assets (ROA)	0.61%	0.72%	-0.11%
Return on average equity (ROE)	7.10%	8.39%	-0.08%
Net interest margin (federal tax equivalent)	3.90%	4.25%	-0.35%
Interest expense to average assets	0.93%	1.13%	-0.20%
Total allowance for loan losses to nonperforming loans	77.89%	71.82%	6.07%
Total allowance for loan losses to total loans	0.97%	1.10%	0.13%
Nonperforming loans to total loans	1.24%	1.53%	-0.29%
Nonperforming assets to average assets	1.30%	1.52%	-0.22%
Net charge-offs to average loans	0.33%	0.44%	-0.11%
Average equity to average assets at period end	8.59%	8.52%	0.01%